Exhibit 10.3

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.
SECOND AMENDED AND RESTATED PROPERTY
MANAGEMENT AGREEMENT
THIS SECOND AMENDED AND RESTATED PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of July, 2013 (the “Effective Date”), between BEHRINGER HARVARD MULTIFAMILY REIT I, INC. (the “Company”), a Maryland corporation, BEHRINGER HARVARD MULTIFAMILY OP I LP (the “OP”), a Delaware limited partnership, and BEHRINGER HARVARD MULTIFAMILY MANAGEMENT SERVICES, LLC, a Texas limited liability company (“Manager”).
WHEREAS, OP was organized to acquire, own, operate, lease and manage real estate properties on behalf of the Company; and
WHEREAS, the parties previously entered into that certain Amended and Restated Property Management Agreement, dated September 2, 2008, as amended by letter agreements dated May 12, 2011, August 11, 2011 and November 10, 2011 and as amended by that First Amendment to Amended and Restated Property Management Agreement, dated November 6, 2012 (as amended, the “Original Management Agreement”);
WHEREAS, on March 17, 2008 the former manager, HPT MANAGEMENT SERVICES LP, a Texas limited partnership, and with the consent of the Company and OP, assigned any and all rights, duties and obligations to the Manager;
WHEREAS, Owner desires to continue retaining Manager to manage the Projects upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Board of Directors (based upon the recommendation of the Special Committee), including a majority of the members of the Board of Directors not otherwise interested in the transactions contemplated hereby directly or through an Affiliate, OP and Manager have each approved and declared advisable this Agreement;
WHEREAS, the Board of Directors (based upon the recommendation of the Special Committee), including a majority of the members of the Board of Directors not otherwise interested in the transactions contemplated hereby, has determined that this Agreement is in furtherance of and consistent with its business strategy, is fair and reasonable to the Company, and is in the best interests of its stockholders;
WHEREAS, concurrent with the entry into this Second Amended and Restated Property Management Agreement, the Company, OP, REIT TRS Holding, LLC, Manager, Behringer Harvard Multifamily REIT I Services Holdings, LLC, Behringer Harvard Multifamily Advisors I, LLC, and Behringer Harvard Institutional GP LP are entering into that certain Master Modification Agreement, dated as of the Effective Date (the “Master Modification Agreement”), and certain related agreements; and

WHEREAS, the parties hereto desire to amend and restate in its entirety the Original Management Agreement as set forth herein.
NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree, as follows:

ARTICLE I
Definitions
Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms thereof:
1.1    “Affiliate” means, except as otherwise provided herein, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Company, OP, and their respective Affiliates shall not be considered Affiliates of Manager or any Affiliates of Manager, and vice versa.
1.2    “Annual Business Plan” has the meaning set forth in Section 3.12(a) hereof.
1.3    “Approved Leasing Parameters” means parameters established by or otherwise approved in writing by Owner specifying the manner of the Manager’s performance of promotional, leasing and management activities required to lease apartment units in a Project.
1.4    “Board of Directors” means the board of directors of the Company.
1.5    “Company Charter” means the Articles of Amendment and Restatement of the Company, filed with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law, as may be amended or amended and restated from time to time.
1.6    “Controlling Agreements” means articles of incorporation, agreements of limited partnership, joint venture agreements, operating agreements, loan agreements, deeds of trust or mortgages, each as may be amended from time to time, of Owner, as applicable.
1.7    “Economic Interest Percentage” means the percentage of capital contributed directly or indirectly to the Joint Venture as compared with the total capital contributed to the Joint Venture by all of the owners of the Joint Venture as such percentage shall be calculated in good faith by the Owner. For purposes of defining Economic Interest Percentage, any in-kind contribution shall be considered in the calculation and valued at the fair market value of the contribution on the date of contribution as determined by the Owner.
1.8    “Governmental Requirements” means applicable ordinances, regulations, rules, statutes, or laws of governmental entities having jurisdiction over a Project or the requirements of the board of fire underwriters or other similar bodies.
1.9    “Gross Revenues” means all amounts actually collected as rents or other charges for use and occupancy of apartment units and from users of garage spaces (if any), leases of other non-dwelling facilities in each Project and concessionaires (if any) in respect of each Project, including furniture rental, parking fees, forfeited security deposits, application fees, late charges, income from coin operated machines, proceeds from rental interruption insurance, and other miscellaneous income collected at each Project; but shall exclude all other receipts, including but not limited to, income derived from interest on investments or otherwise, proceeds of claims on account of insurance policies (other than rental interruption[s] insurance), abatement of taxes, and awards arising out of eminent domain proceedings, discounts and dividends on insurance policies.
1.10    “Initial Transferred Executives” shall have the meaning given to such term in the Master Modification Agreement.
1.11    “Intellectual Property Rights” means all rights, titles and interests, whether foreign or domestic, in and to any and all trade secrets, confidential information rights, patents, invention rights, copyrights, service marks, trademarks, know-how, or similar intellectual property rights and all applications and rights to apply for such rights, as well as any and all moral rights, rights of privacy, publicity and similar rights and license rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic and all renewals and extensions thereof.
1.12    “Joint Venture” means an investment in a legal organization formed to provide for the sharing of the risks and rewards in an enterprise co-owned and operated for mutual benefit by two or more business partners and established to acquire or hold properties.
1.13    “Licensing Claim” shall mean any claim that Manager or any of its Affiliates does not possess a real estate brokerage or similar license required by any law in connection with services provided with respect to any Project, or any claim that arises from or relates to the foregoing.
1.14    “Losses” means any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever.
1.15    “Management Fee” has the meaning set forth in Section 4.1 hereof.
1.16    “Manager Indemnified Parties” has the meaning set forth in Section 2.6(a) hereof.

1.17    “Notice” has the meaning set forth in Section 6.3 hereof.
1.18    “Operating Budget” has the meaning set forth in Section 3.12(a) hereof.
1.19    “Oversight Fee” has the meaning set forth in Section 4.1 hereof.
1.20    “Owner” means (a) the Company, the OP or any Affiliate of the Company (including any Joint Venture that is an Affiliate of the Company) that owns directly or indirectly a majority equity interest or economic interest in any Project and (b) the Company, if the Company or any Affiliate of the Company directly or indirectly has the right to designate or hire the property manager for a Project.
1.21    “Person” means an individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.
1.22    “PGGM” means PGGM Private Real Estate Fund, a Dutch fund for the joint account of the participants (fonds voor gemene rekening) with its principal office at KroostwegNoord 149, P.O. Box 117,3700 AC Zeist, The Netherlands.
1.23    “Project” means, collectively, the apartment communities or other properties (a) in which Owner now owns a direct or indirect equity interest or hereafter acquires a direct or indirect equity interest or (b) for which the Owner has the right to designate or hire the property manager.
1.24    “Proprietary Property” means all modeling algorithms, tools, computer programs, know-how, methodologies, processes, technologies, ideas, concepts, skills, routines, subroutines, operating instructions and other materials and aides used by Manager in performing its duties set forth in this Agreement that relate to management advice, services and techniques regarding current and potential Projects, and all modifications, enhancements and derivative works of the foregoing.
1.25    “Special Committee” means the committee of the Board of Directors formed and authorized with respect to certain self-management transactions, the members of which are, as of the Effective Date, E. Alan Patton, Jonathan L. Kempner, Roger D. Bowler and Sami S. Abbasi.
1.26    “Submanager” has the meaning set forth in Section 6.1 hereof.
1.27    “Texas Tax Code” means the Texas Tax Code as amended by Texas H.B. 3, 79th Leg., 3rd C.S. (2006), and reference to any provision of the Texas Tax Code Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.

ARTICLE II

Engagement of Manager and Rental Responsibility
2.1    Engagements. Subject to the restrictions of this Section 2.1, Owner hereby engages Manager to manage the Project, and Manager accepts such engagement and agrees to perform the services set forth herein. Such engagement shall not commence with respect to any particular Project until Owner has the ability to appoint or hire the Manager. For the duration of this Agreement and any extensions hereto or renewals hereof, Manager shall have a right of first refusal to manage, on the terms and subject to the conditions of this Agreement, all Projects. Prior to the time Owner acquires such an interest in a Project or at which Owner has the ability to appoint or hire the Manager, Owner shall notify Manager of such acquisition or appointment and offer Manager the right to manage such Project on the terms and subject to the conditions of this Agreement, if the appropriate executives of the Manager, which shall include the Behringer Nominees (as defined in the Master Modification Agreement), are not then aware of such acquisition or appointment, and shall promptly provide the Manager with all reasonably requested information with respect to such Project. Manager shall then have the right, in its sole discretion, to accept or not accept such offer. If Manager provides written notice to Owner that it does not accept such offer, then Owner shall have the right to enter into an agreement with a third party to provide such management services, on substantially the same terms as this Agreement or any other terms that are not more favorable to such third party. Owner has the right to appoint Manager to manage any Project with respect to which Owner previously contracted for management services with a third-party property manager upon ten (10) days written notice from Owner to Manager. Manager shall be entitled to an Oversight Fee pursuant to Section 4.1 in the event that Owner, if and to the extent permitted by this Section 2.1, contracts directly with a third-party property manager not affiliated with Manager with respect to any Project for which Owner had the ability to appoint or hire the Manager.
2.2    Status of Manager; Limitation on Authority. Manager shall act under this Agreement as an independent contractor and not as Owner’s agent or employee. Manager shall not have the right, power or authority to enter into agreements or incur liability on behalf of Owner except as expressly set forth herein. Any personnel hired by Manager to maintain, operate and/or lease each Project shall be the employees or independent contractors of Manager and not of Owner. Manager shall use due care in the selection and supervision of such employees or independent contractors, who shall be duly qualified and licensed, as necessary. Any action taken by Manager which is not expressly permitted by this Agreement shall not bind Owner.
2.3    Leasing of Premises. Manager shall perform promotional, leasing and management activities required to lease apartment units in the Project in accordance with the Approved Leasing Parameters. Throughout the term of this Agreement, Manager shall use its diligent efforts, consistent with past practice, to lease apartment units in the Project. Subject to reimbursement by Owner, Manager shall advertise the Project, or portions thereof, prepare and secure advertising signs, space plans, circular matter, marketing brochures and other forms of advertising. Manager is authorized to advertise the Project in conjunction with general advertising campaigns and to allocate the cost of such campaigns on a pro rata basis among the projects being advertised (to the extent authorized by the Annual Business Plan). All inquiries for any leases or renewals or agreements for the rental of the Project or portions thereof shall be referred to Manager and all negotiations connected therewith shall be conducted solely by or under the direction of Manager in accordance with the parameters established by or otherwise approved in writing by Owner. Manager is hereby authorized to execute, deliver and renew leases on behalf of Owner including, but not limited to tenant and commercial leases (such as laundry room leases) in accordance with the Approved Leasing Parameters. Manager is authorized to utilize the services of apartment locator services and pay compensation of duly qualified and licensed leasing personnel responsible for the leasing of each Project; the fees for such services shall be operating expenses of the Project and, to the extent paid by Manager, reimbursable to Manager by Owner to the extent set forth in the applicable Annual Business Plan.
2.4    Manager’s Standard of Care. In performing Manager’s duties under this Agreement, Manager shall exercise the same degree of care, prudence, and skill as other professional property managers of similar properties in the area. In no event shall Manager be liable to Owner for any loss or damage, unless caused by the misconduct and/or negligence of the Manager, its agents, servants, or employees.
2.5    Initial Transferred Executives.
(a)    Following the hiring of the Initial Transferred Executives by the Company, as contemplated by and permitted under Section 7.1 of the Master Modification Agreement, (i) the Company shall cause such Initial Transferred Executives, consistent with past practice, and its other employees to cooperate with and assist the Manager as is reasonably necessary or appropriate in order to enable the Manager to perform its duties hereunder, including, without limitation, with respect to the Annual Business Plan contemplated by Section 3.12 and financial reports contemplated by Section 3.14, and (ii) the Manager shall cause its employees to cooperate with and assist the Initial Transferred Executives as is reasonably necessary or appropriate, consistent with past practice.
(b)    The parties acknowledge and agree that certain of the duties and functions of Manager provided hereunder were previously performed (or performed in part) by the Initial Transferred Executives, who are no longer employed by the Manager or its Affiliates as a result of the transactions consummated in connection with the execution and delivery of the Master Modification Agreement. As a result, the parties further acknowledge and agree that, in order to permit the Manager to carry out its duties hereunder and to permit the satisfaction of the purposes and intent of this Agreement, the Initial Transferred Executives shall retain, to the extent necessary or appropriate based upon past practices, all power and authority (including, but not limited to, as authorized signatories for bank accounts of the Company and its subsidiaries and lease agreements of the Company and its subsidiaries) previously held by such Initial Transferred Executives with respect to the Manager and the duties to be performed by the Manager hereunder.

2.6    Compliance With Laws; Environmental Matters.
(a)    Owner assumes all responsibility as to the compliance of the Project with all laws applicable to the Project. Owner agrees to defend and indemnify and hold harmless Manager and its members, officers, directors, employees, managers, successors and assigns (collectively, the “Manager Indemnified Parties”) from and against any and all Losses arising out of any violation, breach or failure of the Project to comply with any or all state or federal laws applicable to the Project, except for any violations caused by the misconduct and/or negligence of the Manager, its agents, servants, or employees.
(b)    Owner hereby warrants and represents to Manager that to the best of Owner’s knowledge, no Project, upon acquisition of an interest therein by Owner, nor any part thereof, will be used to treat, deposit, store, dispose of or place any hazardous substance that may subject Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. Section 9607) or any constitutional provision, statute, ordinance, law, or regulation of any governmental body or of any order or ruling of any public authority or official thereof, having or claiming to have jurisdiction thereover. Furthermore, Owner agrees to indemnify, protect, defend, save and hold harmless Manager and all of the other Manager Indemnified Parties from any and all Losses involving, concerning or in any way related to any past, current or future allegations regarding treatment, depositing, storage, disposal or placement by any duly qualified and licensed Person other than Manager of hazardous substances on any Project.
2.7    Treatment Under Texas Margin Tax. For purposes of the Texas margin tax, Manager’s performance of the services specified in this Agreement will cause Manager to conduct part of the active trade or business of Owner, and Manager’s compensation includes both the payment of fees due pursuant to Section 4.1 and the reimbursement of specified costs incurred in Manager’s conduct of the active trade or business of the Owner. Therefore, Owner and Manager intend Manager to be, and shall treat Manager as, a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code. Owner and Manager will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to Owner’s reimbursements paid to Manager pursuant to this Agreement of specified costs and allocable wages and compensation. Owner and Manager further recognize and intend that as a result of the relationship created by this Agreement, reimbursements paid to Manager pursuant to this Agreement include (i) “flow-through funds” that Manager is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) “flow-through funds” that Manager is mandated by contract to distribute, within the meaning of Section 171.1011(g). The terms of this Agreement shall be interpreted in a manner consistent with the characterization of the Manager as a “management company” as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-through funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.

ARTICLE III

Services to be Performed by Manager
3.1    Expense of Owner. All acts performed by Manager in the performance of its obligations under this Agreement shall be performed on behalf of Owner, and all obligations or expenses incurred thereby, if included in the Annual Business Plan or otherwise approved in writing by Owner, shall be for the account of, on behalf of, and at the expense of Owner, except as otherwise specifically provided in this Article III. Owner shall not be obligated to reimburse Manager for any expense allocable to (i) time spent on projects other than the Project, or (ii) any personnel other than personnel located at the Project site and personnel spending a portion of their working hours (to be charged on a pro rata basis) at the Project site or in specifically performing Manager’s obligations hereunder, whether on or off the Project site. Manager may use employees normally assigned to other work centers or part-time employees to properly staff the Project, whose wages and related expenses shall be reimbursed on a pro rata basis for the time actually spent at or for the Project to the extent set forth in the applicable Annual Business Plan. Owner shall reimburse to Manager the costs and expenses incurred by Manager on Owner’s behalf including the wages and salaries and other employee-related expenses and benefits of all on-site and Affiliate employees of Manager who are engaged in the operation, management, maintenance and leasing or access of a Project, including taxes, insurance and benefits relating to such employees, costs of technology related to the Projects, including computers, telephone systems and property management and accounting software and any upgrades or conversions thereof, and legal, travel and other out-of-pocket expenses directly related to the management of a Project, provided that such items are reflected in the Annual Business Plan. The foregoing notwithstanding, the total amount of such reimbursement with respect to each full calendar month following the Effective Date shall be reduced by an amount equal to Fifty Thousand Dollars per month ($50,000.00). Owner acknowledges that the following miscellaneous expenses, when incurred with respect to the performance of Manager’s obligations under this Agreement, shall be reimbursable to Manager by Owner (which list of expenses is not intended to be all-inclusive) to the extent set forth in the applicable Annual Business Plan: courier services, postage, photocopies, signage, check printing, marketing expenses, bank charges, telephone and answering service (which may be allocated on a pro rata basis among the Project and other projects managed by Manager). All reimbursable payments made by Manager hereunder shall be reimbursed by Owner from funds deposited in an account established pursuant to Section 5.2 of this Agreement. Manager shall not be obligated to make any advance to or for the account of Owner or to pay any sums, except out of funds held in an account maintained under Section 5.2, nor shall Manager be obligated to incur any liability or obligation for the account of Owner without assurance that the necessary funds for the discharge thereof will be provided by Owner. All debts and liabilities to third persons incurred by Manager in the course of its operation and management of the Project shall be the debts and liabilities of the Owner only, and Manager shall not be liable for any such debt or liabilities, except to the extent Manager has exceeded its authority hereunder. Manager may sub-contract any or all of its responsibilities hereunder, but Owner shall look to Manager for the performance of such responsibilities in accordance with this Agreement and Manager shall be solely responsible for paying the fees and expenses of any duly qualified and licensed Person to which it sub-contracts its responsibilities hereunder, except as otherwise agreed in writing between Owner and Manager.
3.2    Covenants Concerning Payment of Operating Expenses. Owner covenants to pay all sums for operating expenses in excess of gross receipts required to operate the Project in accordance with the Annual Business Plan upon written notice and demand from Manager within ten (10) days after receipt of such written notice. Owner further recognizes that the Project may be operated in conjunction with other properties, and costs may be allocated or shared between such other properties on a more efficient or less expensive basis. In such regard, Owner consents to the allocation of costs and/or the sharing of any expenses in an effort to save costs or operate the Project in a more efficient manner so long as such allocation is done on an equitable basis and so long as the computations of such allocations are provided to Owner for its approval pursuant to Section 3.12 hereof.
3.3    Employment of Personnel. Manager shall use its diligent efforts, consistent with past practice, to investigate, hire, pay, supervise and discharge duly qualified and licensed personnel necessary to be employed by it to properly maintain, operate and lease the Project, including without limitation, a property manager or business manager at the Project. Owner has no right of supervision or direction of agents or employees of the Manager whatsoever. All Owner directives shall be communicated to Manager’s senior level management employees. Manager and all personnel of Manager who handle or who are responsible for handling Owner’s monies shall be duly qualified and licensed, bonded under a fidelity bond or a crime/employee dishonesty insurance policy or equivalent in favor of Owner. Manager shall furnish such fidelity bond/insurance policy at Manager’s sole expense and shall provide Owner Two Million Dollars ($2,000,000.00) per occurrence coverage with no more than a Ten Thousand Dollar ($10,000.00) deductible. Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel.
3.4    Utility and Service Contracts. Manager shall make, at Owner’s expense and in Owner’s name or in Manager’s name, as an authorized representative for Owner, contracts for water, electricity, gas, fuel, oil, telephone, vermin extermination, trash removal, cable television, security protection and other services deemed by Manager to be necessary or advisable for the operation of the Project. Manager shall also place orders in the name of Owner for such equipment, tools, appliances, materials, and supplies as are reasonable and necessary to properly maintain the Project. Manager may make such contracts and place such orders in Owner’s name or in its own name, as Owner’s authorized representative. In addition, Owner agrees to specifically assume in writing all obligations under all such contracts so entered into by Manager, on behalf of Owner, upon the termination of this Agreement, and Owner shall indemnify, protect, save, defend and hold harmless Manager and the other Manager Indemnified Parties harmless from and against any and all Losses resulting from, arising out of or in any way related to such contracts and that relate to or concern matters occurring after termination of this Agreement, but excluding matters arising out of the misconduct and/or negligence of the Manager, its agents, servants, or employees. Owner agrees to pay or reimburse Manager for all expenses and liabilities incurred in accordance with this Section 3.4.

3.5    Maintenance and Repair of a Project. Manager shall use its diligent efforts, consistent with past practice, to maintain, at Owner’s expense, the buildings, appurtenances and grounds of the Project in good condition and repair and in accordance with standards established by Owner in writing from time to time, including interior and exterior cleaning, painting and decorating, plumbing, carpentry and such other normal maintenance and repair work as may be reasonably desirable taking into consideration the amount allocated therefore in the Annual Business Plan. With respect to any expenditure not contemplated by the Annual Business Plan, Manager shall not incur any individual item for repair or replacement in excess of Five Thousand Dollars ($5,000.00) unless authorized in writing by Owner, excepting, however, that emergency repairs immediately necessary for the preservation and safety of the Project or to avoid the suspension of any service to the Project or danger of injury to persons or damage to property may be made by Manager upon written notice to Owner, but without the approval of Owner. Manager shall not be obligated by this Section to perform any major capital improvements.
3.6    Supervision of Capital Improvements or Major Repairs. When requested by the Owner or set forth in an Annual Business Plan, Manager, at Owner’s expense and in Owner’s name, shall supervise the installation and construction of all capital improvements or major repairs to the Project where such work constitutes other than normal maintenance and repair, for additional compensation as set forth in a separate agreement between Owner and Manager. In such events, Manager may negotiate contracts with all contractors, subcontractors, materialmen, suppliers, architects, and engineers approved by Owner, on behalf of, and in the name of, Owner, and may compromise and settle any dispute or claim arising therefrom on behalf of and in the name of Owner; provided only that the Manager shall act in good faith and in the best interest of the Owner at all times. Manager will furnish all personnel necessary for proper supervision of the work and may assign personnel located at the Project to such supervisory work (and such assignment shall not reduce or abate any other fees or compensation owed to Manager under this Agreement).
3.7    Controlling Agreements. Manager has received copies of (and will be provided with copies of future) Controlling Agreements and is and will be familiar with the terms thereof. Manager shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of Controlling Agreements.
3.8    Insurance and Indemnification.
(a)    Insurance to be Carried.
(i)    Manager shall obtain and keep in full force and effect insurance on the Project against such hazards as Owner and Manager shall deem appropriate, but in any event insurance sufficient to comply with the leases and other agreements with respect to the Project and the Controlling Agreements shall be maintained. All liability policies shall provide sufficient insurance satisfactory to both Owner and Manager and shall contain waivers of subrogation for the benefit of Manager.
(ii)    Manager shall obtain and keep in full force and effect, in accordance with the laws of the state in which such Project is located, workers’ compensation and employer’s liability insurance applicable to and covering all employees of Manager at the Project and all persons engaged in the performance of any work required hereunder, and Manager shall furnish Owner certificates of insurance evidencing that such insurance is in effect. If any work under this Agreement is subcontracted as permitted herein, Manager shall include in each subcontract a provision that the subcontractor shall also furnish Owner with such a certificate.
(b)    Insurance Expenses. Premiums and other expenses of such insurance, as well as any applicable payments in respect of deductibles, shall be borne by Owner.
(c)    Cooperation with Insurers. Manager shall cooperate with and provide reasonable access to the Project to representatives of insurance companies and insurance brokers or agents with respect to insurance that is in effect or for which application has been made. Manager shall use its best efforts to comply with all requirements of insurers.
(d)    Accidents and Claims. Manager shall promptly investigate and shall report in detail to Owner all accidents and claims for damage relating to the ownership, operation or maintenance of the Project, and any damage or destruction to the Project and the estimated costs of repair thereof, and shall prepare for approval by Owner all reports required by an insurance company in connection with any such accident, claim, damage, or destruction. Such reports shall be given to Owner promptly, and shall be noted in the monthly reports delivered to Owner pursuant to Section 3.14 below. Manager is authorized to settle any claim against an insurance company arising out of any policy and, in connection with such claim, to execute proofs of loss and adjustments of loss and to collect and receipt for loss proceeds.
(e)    Indemnification.
(i)    On Termination. In the event this Agreement is terminated for any reason prior to the expiration of its original term or any renewal term, Owner shall indemnify, protect, defend, save and hold harmless Manager and all of the other Manager Indemnified Parties from and against any and all Losses that may be imposed on or incurred by any Manager Indemnified Party by reason of the willful misconduct, gross negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Owner, its agents, servants, or employees.
(ii)    Property Damage and Injury to Person. Owner agrees to indemnify, defend, protect, save and hold harmless Manager and all of the other Manager Indemnified Parties from any and all Losses in connection with or in any way related to each Project and from liability for damage to each Project and injuries to or death of any person whomsoever, and damage to property; provided, however, that such indemnification and exculpation shall not extend to any such Losses arising out of the misconduct and/or negligence of Manager, its agents, servants, or employees; provided, further, that such indemnification and exculpation shall be limited to the extent that Manager recovers insurance proceeds with respect to such matter. Manager shall not be liable for any error of judgment or for any mistake of fact or law, or for any thing that it may do or refrain from doing, except in cases of misconduct and/or negligence.

(iii)    Indemnification by Manager. Manager agrees to indemnify, defend, protect, save and hold harmless Owner and its stockholders, officers, directors, employees, managers, successors and assigns from any and all claims or liability arising out of or related to any injury or death to any person or damage to any property whatsoever for which Manager is responsible occurring in, on, or about the Project when such injury or damage shall be caused by the willful misconduct, gross negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Manager, its agents, servants, or employees, except to the extent that Owner recovers insurance proceeds with respect to such matter.
(iv)    Limitations. Notwithstanding anything to the contrary in this Agreement, any indemnification and exculpation by the Owner under this Agreement is subject to any limitations imposed under the Company Charter.
3.9    Collection of Monies. Manager shall use its diligent efforts, consistent with past practice, to collect all rents and other charges due from tenants, users of garage spaces (if any), storage spaces, commercial lessees (if any) and concessionaires (if any) in respect of the Project and otherwise due Owner with respect to the Project in the ordinary course of business, provided that Manager does not guarantee the creditworthiness of any tenants, users, lessees, concessionaires or collectability of accounts receivable from any of the foregoing. Owner authorizes Manager to request, demand, collect, receive and provide a receipt for all such rent and other charges and to institute legal proceedings in the name of Owner, and at Owner’s expense, for the collection thereof, and for the dispossession of tenants and other persons from the Project or to cancel or terminate any lease, license or concession agreement for breach or default thereunder, and such expense may include the engaging of legal counsel approved by Owner in writing for any such matter. All monies collected by Manager shall be deposited in the separate bank account referred to in Section 5.2 herein.
3.10    Manager Disbursements.
(a)    Manager shall, from the funds collected and deposited, cause to be disbursed regularly and punctually (1) Manager’s compensation, together with all sales or other taxes (other than income) which Manager is obligated, presently or in the future, to collect and pay to any applicable governmental authority, (2) the amounts reimbursable to Manager under this Agreement, (3) the amount of all real estate taxes and other impositions levied by appropriate authorities which, if not escrowed with any mortgagee, shall be paid upon specific written direction of Owner before interest begins to accrue thereon, (4) debt service related to any mortgages of the Project; and (5) amounts otherwise due and payable as operating expenses of the Project authorized to be incurred under the terms of this Agreement. After (i) making disbursements as herein specified and (ii) establishing a cash reserve to pay taxes, insurance, and/or other costs and expenses incidental to the operation of the Project, including nonrecurring emergency repairs and capital expenditures which shall become due and payable within the succeeding calendar month and for which the cash to make such payments may not be generated by operations during such period, any balance remaining at the end of each calendar month during the term of this Agreement shall be disbursed or transferred as generally or specifically directed from time to time by Owner.
(b)    All costs, expenses, debts and liabilities owed to third persons that are incurred by Manager pursuant to the terms of this Agreement and in the course of managing, leasing and operating the Project shall be the responsibility of Owner and not Manager, subject to Section 6.1. Owner agrees to provide sufficient working capital funds to Manager so that all amounts due and owing may be promptly paid by Manager. Manager is not obligated to advance any funds. As of the first day of each month during the term of this Agreement, Manager will project the cash requirements for such month and (if it shall reasonably determine that collections will be insufficient to meet such cash requirements) request the necessary additional funds from the Owner, which funds will be deposited with the Manager in the segregated bank account referred to in Section 5.2 on or before ten (10) days following the receipt of such request. If at any month end, the bank balance exceeds the projected cash requirements, such excess shall be returned to the Owner within five days. If at any time there is not sufficient cash in the account with which to promptly pay the bills due and owing, the Manager will request that the necessary additional funds be deposited in an amount sufficient to create an operating reserve pursuant to Section 5.4. Owner will deposit the additional funds requested by the Manager within five (5) days following the receipt of such request.
3.11    Use and Maintenance of Premises. Manager agrees that it will not knowingly permit the use of the Project for any purpose which might void any policy of insurance held by Owner or which might render any loss thereunder uncollectible, or which would be in violation of any government restriction or any covenant or restriction of any lease of the Project. Manager shall use its good faith efforts to secure substantial compliance by the tenants with the terms and conditions of their respective leases.
3.12    Annual Business Plan.
(a)    On or before November 1 of each calendar year during the term of this Agreement, Manager shall prepare and submit to the Company for approval by the Company, an “Annual Business Plan” for the Project for the promotion, leasing, operations, repair and maintenance of the Project for each calendar year during which this Agreement is in effect. The Annual Business Plan shall include a detailed budget of projected income and expenses for the Project for such calendar year (the “Operating Budget”) and a detailed budget of projected capital improvements for the Project for such calendar year (the “Capital Budget”). Within thirty (30) days following the purchase of a Project by Owner, after the approval of the Annual Business Plan for such calendar year, Manager shall prepare and submit to Owner a comparable business plan for such Project and Manager and Owner must follow the procedure set forth in (b) below with respect to approving any such additional business plan.
(b)    Manager shall meet with Owner to discuss the proposed Annual Business Plan and Owner shall notify Manager with respect to the approval or disapproval of the proposed Annual Business Plan within twenty (20) days following the receipt of the Annual Business Plan. Any notice which disapproves a proposed Annual Business Plan must contain specific objections in reasonable detail. If Owner fails to provide approval of a proposed Annual Business Plan within such twenty (20) day period, the proposed Annual Business Plan shall be deemed to be disapproved and the Annual Business Plan in effect for the previous calendar year shall remain in effect until Owner approves a new Annual Business Plan for such Project. Owner acknowledges that the Operating Budget is intended only to be a reasonable estimate of the Project’s income and expenses for the ensuing calendar year. Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Operating Budget.
(c)    Manager may revise the Operating Budget from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant additional, unanticipated items of revenue and expense. Any such revision shall be subject to the prior written approval of Owner.
(d)    Manager agrees to use diligence and to employ all reasonable efforts to ensure that the actual costs of maintaining and operating the Project shall not exceed the Operating Budget which is a part of the approved Annual Business Plan either in total or in any one accounting category. Any expense causing or likely to cause a variance of greater than ten percent (10%) or Two Thousand Dollars ($2,000.00), whichever is greater, in any one accounting category on a cumulative year-to-date basis shall be promptly explained to Owner by Manager in the next monthly report submitted by Manager to Owner under Section 3.14(a) below. During the calendar year Manager shall inform Owner of any major increases or decreases in costs, expenses, and income that were not reflected in the Annual Business Plan.
3.13    Records. Manager shall maintain all office records and books of account and shall record therein, and keep copies of, each invoice received from services, work and supplies ordered in connection with the maintenance and operation of the Project. Such records shall be maintained on a double entry basis. Owner and persons designated by Owner (including but not limited to the members of the Special Committee) shall at all reasonable times have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining to the Project and this Agreement, all of which Manager agrees to keep safe, available and separate from any records not pertaining to the Project, at a place recommended by Manager and approved by Owner.
3.14    Financial Reports.
(a)    Monthly Reports. On or before the 10th day after the end of each month during the term of this Agreement, Manager shall prepare and submit to Owner the following reports and statements:
(i)    rental collection record;
(ii)    monthly operating and cash flow statement;
(iii)    copy of cash disbursements ledger entries for such period, if requested;
(iv)    copy of cash receipts ledger entries for such period, if requested;

(v)    the original copies of all contracts entered into by Manager on behalf of Owner during such period, if requested; and
(vi)    copy of ledger entries for such period relating to security deposits maintained by Manager, if requested.
In addition to the above, Manager shall deliver to Owner such other reports and statements as are reasonably requested by Owner.
(b)    Annual Report. Within sixty (60) days after the end of each calendar year of the Project, Manager shall deliver to Owner a statement showing the results of operations for the calendar year or portion thereof during which the provisions of this Agreement were in effect. Manager shall cooperate with and submit to Owner at such times as may be required (monthly or annually, as applicable) such other information, reports or statements requested by Owner regarding the Project or as may be necessary to comply with any reporting requirements of Owner or prepare any balance sheets, operating statements or disclosure statements which may be required to be prepared or filed by Owner.
(c)    Returns Required by Law. Manager shall execute and file punctually when due all forms, reports and returns required by law relating to the employment of personnel.
3.15    Compliance with Legal Requirements. Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel. Manager shall promptly, and in no event later than seventy-two (72) hours from the time of receipt, notify Owner in writing of all notices of violation or other notices relating the Project from any governmental authority, board of fire underwriters or insurance company, and shall make such recommendations regarding compliance with such notice as shall be appropriate. Manager shall be responsible for notifying Owner in the event it receives notice that any improvement on the Project or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having or claiming to have jurisdiction thereover. Manager shall promptly forward to Owner any complaints, warnings, notices or summonses received by it relating to such matters. Owner represents that to the best of its knowledge each of the Project and any equipment thereon will upon acquisition by Owner comply with all such requirements. Owner authorizes Manager to disclose the ownership of each Project by Owner to any such officials. Owner agrees to indemnify, protect, defend, save and hold harmless Manager and the other Manager Indemnified Parties from and against any and all Losses that may be imposed on them or any or all of them by reason of the failure of Owner to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice.
Owner acknowledges that Manager does not hold itself out to be an expert or consultant with respect to, or represent that, the Project currently complies with Governmental Requirements. Manager shall take such action as may be reasonably necessary to comply with any Governmental Requirements applicable to Manager, including the collection and payment of all sales and other taxes (other than income taxes) which may be assessed or charged by any governmental entities in the state in which the Project is located in connection with Manager’s compensation (set forth in Article IV below). If Manager discovers the Project does not comply with any Governmental Requirements, Manager shall take such action as may be reasonably necessary to bring the Project into compliance with such Governmental Requirements, subject to the limitation contained in Section 3.5 of this Agreement regarding the making of alterations and repairs. Manager, however, shall not take any such action as long as Owner is contesting or has affirmed its intention to contest and promptly institute proceedings contesting any such order or requirement. If, however, failure to comply promptly with any such order or requirement would or might expose Manager to civil or criminal liability, Manager shall have the right, but not the obligation, to cause the same to be complied with and Owner agrees to indemnify and hold harmless Manager and the other Manager Indemnified Parties from and against any and all Losses that may be imposed on them or any or all for taking such actions and to promptly reimburse Manager for expenses incurred thereby. The Manager also shall not be liable for any effort or judgment or for any mistake of fact of law, or for anything which it may do or refrain from doing hereinafter, except in cases of misconduct and/or negligence of Manager, its agents, servants, or employees.
3.16    Dealings with Advisor. Unless Owner specifically informs Manager to the contrary, Behringer Harvard Multifamily Advisors I, LLC, or its successor as advisor to the Company, may perform any of the obligations or exercise any of the rights of Owner under this Agreement at the property level consistent with past practice, subject to the supervision of or as delegated by the Initial Transferred Executives. Notwithstanding anything to the contrary, the actions and functions under this Agreement performed by the Initial Transferred Executives on behalf of Behringer Harvard Multifamily Advisors I, LLC or Manager prior to the Effective Date will remain the responsibility of the Initial Transferred Executives as employees of the Company (and not as employees of Behringer Harvard Multifamily Advisors I, LLC or any of its Affiliates) following the Effective Date.
3.17    Branding. Manager shall maintain and administer for Owner the standards of branding established by Behringer Harvard Holdings, LLC with respect to all billboards, signage and uniforms, unless otherwise directed by the Company or persons designated by the Company (including the members of the Special Committee).
3.18    Risk Management. Manager shall provide to Owner risk management services, including, but not limited to, the following: assisting and providing ways to mitigate, minimize, control, and transfer risk through the prudent use of risk management, insurance programs and recommendations of safety and loss control techniques; selecting and managing insurance brokers and service products; preparing underwriting data for use in marketing insurance programs; negotiating and placing insurance and related services; serving as liaison for insurance brokers and monitoring insurance premium invoices for accuracy; managing and settling loss control and insurance claims; consulting and coordinating insurance requirements for financing properties; reviewing and monitoring sub-contractor certificates of insurance; and consulting regarding insurance verbiage requirements for leases and contracts.

3.19    Real Estate Tax Management. Manager shall provide to Owner tax management services with respect to the Properties, including, but not limited to, the following: coordinating payment of real estate taxes; contesting real estate taxes, as Manager deems appropriate; accounting for all bills to be processed at any given installment, and following up on missing bills; data entry of tax amounts and equalized values when available; providing copies of documents as requested (including following up on cancelled checks, monitoring payment by third parties, communicating with interested parties and forwarding tax bills to purchasers and other parties as necessary).
3.20    Technology Use and Support. Manager shall utilize the software and technology platforms that it believes are appropriate in connection with fulfilling its duties under this Agreement. In addition, Manager shall provide technical support and maintenance with respect to any technology used in the maintenance, operation, management and leasing of properties.

ARTICLE IV

Manager’s Compensation, Term
4.1    Management Fee. Commencing on the date hereof, Owner shall pay Manager a monthly management fee (“Management Fee”) equal to three and three-quarters percent (3-3/4%) of Gross Revenues for each Project for such month payable monthly in arrears. Certain of these Projects may be owned by Joint Ventures. When the Manager is not paid by the Joint Venture directly in respect of its services, the applicable Management Fee or Oversight Fee to be paid by the Owner will be calculated by multiplying the Management Fee or Oversight Fee by the Economic Interest Percentage owned directly or indirectly by the Owner in such Project. In the event that Owner, if and to the extent permitted by Section 2.1, contracts directly with a third-party property manager not affiliated with the Manager in respect of a Project for which the Owner has the ability to appoint or hire the Manager, Owner shall pay Manager an oversight fee (“Oversight Fee”) equal to one-half of one percent (0.50%) of Gross Revenues of such Project. In no event will Owner pay both a Management Fee and an Oversight Fee to Manager with respect to any Project. If Manager subcontracts its responsibilities hereunder to another Person, Manager shall be solely responsible for the payment to such third party. The Management Fee includes the reimbursement of the specified cost incurred by the Manager of engaging another Person to perform Manager’s responsibilities hereunder; provided, however, that Manager shall be responsible for payment of all such amounts to such third parties. Nothing herein shall prevent Manager from entering fee-splitting arrangements with third parties with respect to the Management Fee.
4.2    Term and Termination. This Agreement shall continue in force until June 30, 2015, unless otherwise terminated as provided herein. If no party gives written notice to the other at least thirty (30) days prior to the expiration date hereof that this Agreement is to terminate, then this Agreement shall automatically continue thereafter for consecutive two year periods until terminated by any party by written notice given at least thirty (30) days in advance of the expiration of the then current term. In addition, and notwithstanding the foregoing, Manager may terminate this Agreement at any time upon delivery of written notice to the Company not less than sixty (60) days prior to the effective date of termination. The Company may terminate this

Agreement (i) at any time upon delivery of written notice to Manager not less than thirty (30) days prior to the effective date of termination, in the event of (and only in the event of) a showing by Company of willful misconduct, gross negligence or deliberate malfeasance of the Manager, its agents, servants or employees in the performance of Manager’s duties hereunder and (ii) immediately upon the occurrence of any of the following:
(a)    A decree or order is rendered by a court having jurisdiction (i) adjudging Manager as bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Manager under the federal bankruptcy laws or any similar applicable law or practice, or (iii) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Manager or a substantial part of the property of Manager, or for the winding up or liquidating of its affairs; or
(b)    Manager (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (ii) consents to the filing of a bankruptcy proceeding against it, (iii) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (iv) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property, (v) makes an assignment for the benefit of creditors, (vi) is unable to or admits in writing its inability to pay its debts generally as they become due unless such inability shall be the fault of the other party, or (vii) takes corporate or other action in furtherance of any of the aforesaid purposes; or
(c)    With respect to any particular Project, the sale of such Project.
If Owner shall materially breach its obligations hereunder, and such breach remains uncured for a period of ten (10) days after written notification of such breach, then Manager may terminate this Agreement by giving written notice to Owner and Owner agrees to pay Manager the fees due to Manager pursuant to Section 4.1 for the unexpired portion of the term.
4.3    Manager’s Obligations Upon Termination. Upon the termination of this Agreement, Manager shall have the following duties:
(a)    Manager shall deliver to Owner or its designee, all books and records with respect to the Project.
(b)    Manager shall transfer and assign to Owner, or its designee, all service contracts and personal property used exclusively (provided that the words “relating to or used” shall replace the words “used exclusively” in the event the Master Modification Agreement is terminated) in the operation and maintenance of the Project, except personal property paid for and owned by Manager, except to the extent such service contracts and personal property are described under the heading “Assets and Contracts of Property Manager” as contemplated by the Master Modification Agreement if the Self-Management Closing (as defined in the Master Modification Agreement) occurs. For the avoidance of doubt, the prior sentence shall include all personal property that has been paid for by Owner. Manager shall also, for a period of sixty (60) days immediately following the date of such termination, make itself available to consult with and advise Owner, or its designee, regarding the operation, maintenance and leasing of the Project.
(c)    Manager shall render to Owner an accounting of all funds of Owner in its possession and shall deliver to Owner a statement of all fees and reimbursements claimed to be due to Manager and shall cause funds of Owner held by Manager relating to the Project to be paid to Owner or its designee.
(d)    Within sixty (60) days immediately following the date of such termination, Manager shall deliver to Owner the report required by Section 3.14(a) for any period not covered by such a report at the time of termination, and within sixty (60) days immediately following the date of such termination, Manager shall deliver to Owner, as required by Section 3.14(b), the statement of operations for the fiscal year or portion thereof ending on the date of termination.
4.4    Owner’s Obligations Upon Termination. Upon any termination of this Agreement by Owner other than under clause (i) of the introductory paragraph to Section 4.2, Manager shall be entitled to receive all compensation and reimbursements, if any, due to Manager through the date of termination. Such amounts will be due Manager no later than thirty (30) days from the date of such termination. All provisions of this Agreement that require Owner to have insured, or to protect, defend, save, hold and indemnify or to reimburse Manager shall survive any expiration or termination of this Agreement, but only to the extent the applicable claim or cause of action is based on an event occurring prior to the date of termination.
The parties understand and agree that Manager may withhold funds for sixty (60) days after the end of the month in which this Agreement is terminated to pay bills previously incurred but not yet invoiced and to close accounts. Should the funds withheld be insufficient to meet the obligation of Manager to pay bills previously incurred, Owner will, upon demand, advance sufficient funds to Manager to ensure fulfillment of Manager’s obligation to do so, within ten (10) days of receipt of notice and an itemization of such unpaid bills.

ARTICLE V
Procedures for Handling Receipts and Operating Capital
5.1    Security Deposits. Tenant security deposits shall be held by Manager in accordance with the laws of the jurisdiction in which the Project is located. Owner agrees to indemnify and hold harmless Manager and the other Manager Indemnified Parties from and against any and all Losses with respect to any use by Owner of the tenant security deposits that is inconsistent with the terms of the lease and applicable laws.
5.2    Separation of Owner’s Monies. Manager shall establish and maintain, in a bank of Manager’s choice whose deposits are insured by the Federal Deposit Insurance Corporation, and in a manner to indicate the custodial nature thereof, a separate bank account for the deposit of all monies of Owner. Manager shall also establish such other special bank accounts as may be reasonably required by Owner. All monies deposited from time to time in these accounts shall be deemed trust funds and shall be and remain the property of Owner and shall be withdrawn and dispersed by Manager for the account of Owner only as expressly permitted by this Agreement for the purposes of performing the obligations of Manager hereunder. No monies collected by Manager on Owner’s behalf shall be commingled with the funds of Manager.
5.3    Depository Accounts. Owner and Manager agree that Manager shall have no liability for loss of funds of Owner contained in the bank accounts for the Project maintained by Manager pursuant to this Agreement due to insolvency of the bank or financial institution in which its accounts are kept, whether or not the amounts in such accounts exceed the maximum amount of federal or other deposit insurance applicable with respect to the financial institution in question.
5.4    Working Capital. In addition to the funds derived from the operation of the Project, Owner shall furnish and maintain in the operating accounts of the Project such other funds as may be necessary to discharge financial commitments required to efficiently operate the Project and to meet all payrolls and satisfy, before delinquency, and to discharge all accounts payable. Manager shall have no responsibility or obligation with respect to the furnishing of any such funds. Nevertheless, Manager shall have the right, but not the obligation, to advance funds or contribute property on behalf of Owner to satisfy obligations of Owner in connection with this Agreement and the Project. Manager shall keep appropriate records to document all reimbursable expenses paid by Manager, which records shall be made available for inspection by Owner or its agents (including the members of the Special Committee) on request. Owner agrees to reimburse Manager upon demand for money paid or property contributed in connection with the Project and this Agreement.
5.5    Authorized Signatures. Any persons from time to time designated by Manager or Owner shall be authorized signatories on all bank accounts established by Manager pursuant to this Agreement and shall have authority to make disbursements from such accounts. Funds may be withdrawn from all bank accounts established by Manager, in accordance with this Article V, only upon the signature of an individual who has been granted that authority by Manager and funds may not be withdrawn from such accounts by Owner unless Manager is in default hereunder.

ARTICLE VI

Miscellaneous
6.1    Assignment. Manager may delegate partially or in full its duties and rights under this Agreement only with the prior written consent of Owner; provided, however, that Owner acknowledges and agrees that any or all of the duties of Manager as contained herein may be delegated pursuant to this Section 6.1 by Manager and performed by a Person reasonably acceptable to Owner (a “Submanager”) with whom Manager contracts for the purpose of performing such duties. Subject to the foregoing, Owner specifically grants Manager the authority to enter into such a contract with a Submanager; provided, however, that, unless Owner otherwise agrees in writing with such Submanager, Owner shall have no liability or responsibility to any such Submanager for the payment of the Submanager’s fee or for reimbursement to the Submanager of its expenses or to indemnify the Submanager in any manner for any matter. Manager shall require such Submanager to agree, in the written agreement setting forth the duties and obligations of such Submanager, to indemnify Owner for all Losses incurred by Owner as a result of the willful misconduct or gross negligence of the Submanager, except that such indemnity shall not be required to the extent that Owner recovers insurance proceeds with respect to such matter, and if such indemnity is for any reason not agreed to by any Submanager, then Manager shall remain fully liable to Owner for the acts and commissions of such Submanager. Any contract entered into between Manager and a Submanager pursuant to this Section 6.1 shall be consistent with the provisions of this Agreement, except to the extent Owner otherwise specifically agrees in writing. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns. Upon the consummation of the Self-Management Transactions (as defined in the Master Modification Agreement), this Agreement shall be assigned by Manager to the Company (or its designee) as contemplated by the Master Modification Agreement, upon the terms and subject to the conditions set forth therein.
6.2    Non-Solicitation. During the period commencing on the date on which this Agreement is entered into and ending one year following the termination of this Agreement, the Company and OP shall not, without the Manager’s prior written consent, directly or indirectly, (i) solicit or encourage any person to leave the employment or other service of the Manager or any of its Affiliates, or (ii) hire, on behalf of the Company or OP or any other person or entity, any person who has left the employment of the Manager or any of its Affiliates within the one-year period following the termination of that person’s employment with the Manager or any of its Affiliates. During the period commencing on the date hereof through and ending one year following the termination of this Agreement, the Company and OP will not, whether for its or their own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the relationship of the Manager or any of its Affiliates with, or endeavor to entice away from the Manager or any of its Affiliates, any Person who during the term of this Agreement is, or during the preceding one-year period was, a tenant, co-investor, co-developer, joint venturer or other customer of the Manager or any of its Affiliates. Notwithstanding anything in this Agreement to the contrary, Approved Employee Communications with Specified Employees by the Company or its representatives pursuant to and in compliance with the terms and conditions of Section 7.4 of the Master Modification Agreement shall not constitute a violation of this Section 6.2.
6.3    Notices. Any notice, report, approval, authorization, waiver, consent or other communication (each, a “Notice”) required or permitted to be given hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally; (ii) one business day following deposit with a recognized overnight courier service that obtains a receipt, provided such receipt is obtained, and provided further that the deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by electronic mail, provided a read receipt is delivered to the sender, in each case provided such communication is addressed to the intended recipient thereof as set forth below:

If to the Owner, to:

Behringer Harvard Multifamily REIT I, Inc.
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Daniel J. Rosenberg
Email: drosenberg@behringerharvard.com

with copies (which shall not constitute notice) to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attention: Rosemarie A. Thurston
Email:    rosemarie.thurston@alston.com

and:

DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
Attention: Robert H. Bergdolt
Email: robert.bergdolt@dlapiper.com

If to Manager:

Behringer Harvard Multifamily Management Services, LLC
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Robert S. Aisner
Email: baisner@behringerharvard.com

with copies (which shall not constitute notice) to:

Behringer Harvard Holdings
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Stanton P. Eigenbrodt
Email: seigenbrodt@behringerharvard.com

and:

Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654
Attention: Donald E. Batterson
Jeffrey R. Shuman
Email: dbatterson@jenner.com
jshuman@jenner.com

Either party shall, as soon as reasonably practicable, give Notice in writing to the other party of a change in its address for the purposes of this Section 6.3. The failure of any Party to give notice shall not relieve any other Party of its obligations under this Management Agreement except to the extent that such Party is actually prejudiced by such failure to give notice.

6.4    Entire Agreement; Modification. This Agreement shall constitute the entire agreement between the parties hereto and no modification thereof shall be effective unless in writing executed by the parties hereto. Notwithstanding anything in this Agreement to the contrary, if the Company amends or amends and restates its Company Charter at any time following the Effective Date of this Agreement, which amendment or amendment and restatement provides for broader indemnification of the Manager, this Agreement shall thereupon be deemed automatically amended such that the Manager shall be entitled to indemnification rights under this Agreement to the maximum extent permitted by the amended Company Charter.
6.5    No Partnership. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between the Owner, its successors or assigns, on the one part, and Manager, its successors and assigns, on the other part.
6.6    Severability. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation shall be held invalid or unenforceable, such provision should be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of such provisions shall not be affected thereby.
6.7    No Third Party Beneficiary. Neither this Agreement nor any part hereof nor any service relationship shall inure to the benefit of any third party, to any trustee in bankruptcy, to any assignee for the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankrupt or insolvent estate of either party, or to the creditors or claimants of such an estate. Without limiting the generality of the foregoing sentence, it is specifically understood and agreed that insolvency or bankruptcy of either party hereto shall, at the option of the other party, void all rights of such insolvent or bankrupt party hereunder (or so many of such rights as the other party shall elect to void).
6.8    Captions, Plural Terms. Unless the context clearly requires otherwise, the singular number herein shall include the plural, the plural number shall include the singular and any gender shall include all genders. Titles and captions herein shall not affect the construction of this Agreement.

6.9    Attorneys’ Fees. Should either party employ an attorney to enforce any of the provisions of this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action agrees to pay to the prevailing party all reasonable costs, damages and expenses, including reasonable attorneys’ fees, expended or incurred by the prevailing party in connection therewith.
6.10    Signs. Manager shall have the right to place signs on the Project in accordance with applicable Governmental Requirements stating that Manager is the manager and leasing agent for the Project.
6.11    Survival of Indemnities. The indemnification obligations of the parties to this Agreement shall survive the termination of this Agreement to the extent of any claim or cause of action based on an event occurring prior to the date of termination.
6.12    Ownership of Proprietary Property. The Manager retains ownership of and reserves all Intellectual Property Rights in the Proprietary Property. To the extent that Owner has or obtains any claim to any right, title or interest in the Proprietary Property, including without limitation in any suggestions, enhancements or contributions that Owner may provide regarding the Proprietary Property, Owner hereby assigns and transfers exclusively to the Manager all right, title and interest, including without limitation all Intellectual Property Rights, free and clear of any liens, encumbrances or licenses in favor of Owner or any other party, in and to the Proprietary Property. In addition, at the Manager’s expense, Owner will perform any acts that may be deemed desirable by the Manager to evidence more fully the transfer of ownership of right, title and interest in the Proprietary Property to the Manager, including but not limited to the execution of any instruments or documents now or hereafter requested by the Manager to perfect, defend or confirm the assignment described herein, in a form determined by the Manager.
6.13    Licensing Claims. Owner shall not (i) bring or cause to be brought or support any Licensing Claim or (ii) seek to avoid the observance or performance of any of the terms to be observed or performed under this Agreement (including, for the avoidance of doubt, Owner’s past or future payment to Manager of fees and expenses under this Agreement) as result of or with respect to any Licensing Claim. For the avoidance of doubt, Owner may respond to requests for information from any governmental authority with respect to Licensing Claims. Owner shall not have any indemnification obligations under Section 3.8(e) or otherwise with respect to Licensing Claims or any Losses arising from Licensing Claims. Manager shall indemnify Owner for any Licensing Claim arising after the date hereof; provided, however, that this right of indemnification shall not apply in respect of any Licensing Claim brought by or on behalf of the Company, Owner, any Joint Venture, PGGM, or any Affiliate of the foregoing; provided further, however, that no amount of damages shall be payable to Owner pursuant to this Section 6.13 unless the aggregate amount of all damages that are indemnifiable pursuant to this Section 6.13 exceeds $250,000, after which the aggregate amount in excess of this $250,000 shall thereafter be recoverable. The indemnification procedures (and other relevant provisions) contemplated by Article IX of the Master Modification Agreement (whether or not the Master Modification

Agreement is then in effect) shall be applicable to this indemnification obligation of the Manager.
6.14    Governing Law, Venue. This Agreement shall be construed under and in accordance with the laws of the State of Texas and is fully performable in Dallas County, Texas.
6.15    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.
6.16    Savings Clause. If any provision of this Agreement is held unenforceable, then such provision will be modified to reflect the parties’ intention. By way of example and without limitation, if any provision requiring the reimbursement of certain of the Manager’s expenses should be deemed unenforceable, the parties shall take such action as is necessary to reach an agreement for Owner to pay such reimbursable expenses. All remaining provisions of this Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their duly authorized representatives.

“OWNER” BEHRINGER HARVARD MULTIFAMILY REIT I, INC., a Maryland corporation By: /s/ Mark T. Alfieri Name: Mark T. Alfieri Title: Chief Operating Officer	“MANAGER” BEHRINGER HARVARD MULTIFAMILY MANAGEMENT SERVICES, LLC By: /s/ M. Jason Mattox Name: M. Jason Mattox Title: Executive Vice President
BEHRINGER HARVARD MULTIFAMILY OP I LP, a Delaware limited partnership

By: BHMF, Inc., a Delaware corporation, its General Partner

By: /s/ Mark T. Alfieri
Name: Mark T. Alfieri
Title: Chief Operating Officer